Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 10 to the Registration Statement (Form N-1A, No. 333- 215607) of Syntax ETF Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 26, 2020